CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.25

AMENDMENT TO LICENSE AGREEMENT REGARDING SUBLICENSING

THIS AMENDMENT TO LICENSE AGREEMENT REGARDING SUBLICENSING (this “Agreement”), dated as of this 18th day of November, 2008, but effective as of the Effective Date, is hereby entered into by and between sanofi-aventis U.S. LLC, a Delaware limited liability company with offices located at 55 Corporate Drive, Bridgewater, NJ 08807 (“sanofi-aventis U.S.”) and Albany Molecular Research, Inc., a Delaware corporation with offices located at 26 Corporate Circle, Albany, New York 12203, with its wholly-owned subsidiary, AMR Technology, Inc., a Vermont corporation with offices located at 5429 Main Street, Manchester, Vermont 05255, (collectively “AMRI”).  Sanofi-aventis U.S. and AMRI are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Albany Molecular Research Inc., and sanofi-aventis U.S., through its predecessor Marion Merrell Dow Inc., entered into a License Agreement—Terfenadine Acid Metabolite on March 15, 1995, and License Agreement II dated December 30, 1998, and amendments dated as of March 3, 2000, May 5, 2000, August 1, 2001, and March 24, 2005 (collectively the “AMRI-SA License Agreement”);

WHEREAS, Under the AMRI-SA License Agreement, AMRI granted an exclusive license, with the right to sublicense upon prior written consent of AMRI, to sanofi-aventis U.S. under, inter alia, the Albany Patent Applications and the Albany Patents, as those terms are defined in the AMRI-SA License Agreement (collectively the “AMRI Patent Rights”);

WHEREAS, Beginning on March 5, 2004, AMRI, along with sanofi-aventis U.S., filed suit in the U.S. District Court in New Jersey against, inter alia, Barr Laboratories, Inc., and Teva Pharmaceuticals USA, Inc., asserting infringement of certain of the AMRI Patent Rights;

WHEREAS, AMRI and sanofi-aventis U.S. desire to settle their litigations in the U.S. District Court in New Jersey against Barr Laboratories, Inc. and Teva Pharmaceuticals USA, Inc. and intend to enter into a Settlement and Release Agreement relating to Allegra Single-Entity with Barr Laboratories, Inc. and Teva Pharmaceuticals USA, Inc. (the “Single-Entity Allegra Settlement Agreement”) and a Settlement Agreement relating to Allegra D-12 with Barr Laboratories, Inc. (the “Allegra D-12 Settlement Agreement” and together with the Single-Entity Allegra Settlement Agreement, the “Settlement Agreements” and each a “Settlement Agreement”).

WHEREAS,  as contemplated by the Settlement Agreements, sanofi-aventis U.S. will enter into License Agreements with Barr Laboratories, Inc. and Teva Pharmaceuticals USA, Inc. relating to Allegra Single-Entity and with Barr Laboratories, Inc. for Allegra D-12 (together the “Sublicense Agreements”).

WHEREAS, in furtherance of the Settlement Agreements and the Sublicense Agreements, the Parties desire to amend the AMRI-SA License Agreement as set forth herein and AMRI to consent to the sublicenses made under the Sublicense Agreements;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*****] denotes omissions.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants, agreements, and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions

Except where otherwise noted, the capitalized terms used herein without definition shall have the meanings ascribed to them in the AMRI-SA License Agreement.

“AB-Rated” shall have the meaning given to it in the Allegra D-12 Settlement Agreement.

“AB-Rated Allegra D-12 Product” means any pharmaceutical product that is an AB-Rated version of Allegra D-12 in the Territory.

“Allegra Single-Entity” means a pharmaceutical composition containing  fexofenadine hydrochloride as the sole active ingredient, as an immediate release tablet or capsule formulations for relief of seasonal allergy symptoms, which is currently marketed by sanofi-aventis U.S. under the trade name Allegra in the Territory, whether in prescription or non-prescription form, but excluding the orally-disintegrating tablet (NDA 21-909), oral-solution formulations (NDA 21-963) of the product, and Allegra D-12 and Allegra D-24.

“Allegra D-12” means a pharmaceutical composition containing 60-mg fexofenadine hydrochloride and 120-mg pseudoephedrine hydrochloride for relief of congestion and other seasonal allergy symptoms, marketed by sanofi-aventis U.S. under NDA 20-786, and by its sublicensee under the Sublicense Agreements, Barr Laboratories, Inc. under NDA 20-786 or under ANDA 76-236, whether in prescription or non-prescription form.

“Allegra D-24” means a pharmaceutical composition containing 180 mg fexofenadine hydrochloride and 240 mg pseudoephedrine hydrochloride for relief of congestion and other allergy symptoms, marketed by sanofi-aventis U.S. under NDA 21-704.

“Effective Date” shall have the meaning given to it in the Settlement Agreements and shall occur as of the Effective Date of the first Settlement Agreement to be effective.   Notwithstanding the foregoing, if a provision hereof refers to the Effective Date of a specific Settlement Agreement, then the term shall have the meaning as set forth in the referenced Settlement Agreement.

“Launch Date” shall have the meaning given to it in the Sublicense Agreement relating to Allegra D-12.

“Territory” means the United States of America and its territories and possessions.

2.             Amendment to AMRI-SA License Agreement

CONFIDENTIAL TREATMENT REQUESTED

This Agreement is an amendment to the AMRI-SA License Agreement.  Except as otherwise modified herein, the definitions, rights, and obligations of the Parties to the AMRI-SA License Agreement shall remain in full force and effect.

3.             Sublicense Consent

Subject to the terms and conditions of this Agreement, AMRI hereby consents to the Sublicense Agreements and sublicenses granted thereunder or as otherwise contemplated by the Settlement Agreements; provided that except as set forth in the Sublicense Agreements such sublicensed rights may not be further sublicensed without AMRI’s written consent, which consent shall not be unreasonably withheld.   The consent granted under this Section 3 shall not be deemed to be granted for any rights outside of the Territory (except to the extent set forth in the Sublicense Agreements) or to any party other than Barr Laboratories, Inc. and Teva Pharmaceuticals USA, Inc.

4.             Payments by sanofi-aventis U.S. to AMRI

4.1          One-Time Payment.  In consideration of the consents granted hereunder, within three (3) business days of the Effective Date of the Single-Entity Allegra Settlement Agreement, sanofi-aventis U.S. shall pay AMRI a sublicense fee of [*****] (U.S.) dollars ($[*****]).  The one-time payment made under this Section 4.1 shall be non-refundable when paid; except, to the extent sanofi-aventis U.S., AMRI or their Affiliates reinstitutes the Litigation (as defined in the Allegra Single-Entity Settlement Agreement), then the sublicense fee shall be refundable based on a prorated scale over the time frame from the Effective Date ($[*****]) to the date of expiration of the last-to-expire AMRI Patent Rights licensed under the AMRI-SA License Agreement ($[*****])

4.2
Allegra Single-Entity: Unmodified Royalty Rate. The rates for royalties due to AMRI on Sales of Allegra Single-Entity by sanofi-aventis U.S. and its authorized generic under the AMRI-SA License Agreement shall continue unamended and following the Effective Date (as defined in the Allegra Single-Entity Settlement Agreement) and the payments due to AMRI shall also include amounts based on those rates set forth in Section 4.3.1 of the AMRI-SA License Agreement based on the Net Sales by the sublicensee under the applicable Sublicense Agreement.  For purposes of Article 4, Net Sales (not Net Sales Revenue) shall have the meaning given to it in the applicable Sublicense Agreement.

4.3	Fixed Royalty Period for Allegra D-12. For the period beginning on the Launch Date and ending on July 31, 2010 (the “Fixed Period”) and in lieu of royalties otherwise due on Sales of Allegra D-12 during the Fixed Period, each of the quarterly royalties due under Section 4.3.1 of the AMRI-SA License Agreement relating to Sales of Allegra D-12 in the Territory shall be modified to be equal to the royalties paid on Sales of Allegra D-12 in the Territory for the quarterly period from April 1, 2009 through June 30, 2009 (the “Fixed Royalty”). Royalties payable

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*****] denotes omissions.

CONFIDENTIAL TREATMENT REQUESTED

for any partial quarters shall be prorated, with the portion that represents the Fixed Period being paid the pro-rated portion of the Fixed Royalty, and the time period representing time outside the Fixed Period being paid as set forth in the AMRI-SA License Agreement for royalties on Sales of Allegra D-12. Such quarterly sublicense royalty payments shall be made in accordance with Article 4 of the AMRI-SA License Agreement. Following the Fixed Period, the Royalty due on Sales by sanofi-aventis U.S. of Allegra D-12 in the Territory shall revert to those terms set forth in Section 4.3.1 of the AMRI-SA License Agreement and the payments due to AMRI shall include royalties pursuant to those terms set forth in Section 4.3.1 based on the Net Sales by the sublicensee under the applicable Sublicense.

4.4	Royalty Rate for Allegra D-24. Effective January 1, 2009, provided that the Effective Date of both Settlement Agreements have occurred and for the period both Settlement Agreements remain in effect and have not been terminated, the following shall occur specifically for and solely relating to Sales of the Allegra D-24 Product:

(a)
The royalty rate under Section 4.3.1(a) of the AMRI-SA License Agreement shall be [*****]% of the Net Sales Revenue from Sales of Allegra D-24 Product in the Territory by sanofi-aventis U.S., its Affiliates and Sublicensees for so long as sanofi-aventis U.S. or any of its Affiliates and Sublicensees utilizes a process which, in the absence the AMRI-SA License Agreement would otherwise infringe the Process Manufacturing Claim or the AMR Patent.  Solely for purposes of computing royalties on Sales of Allegra D-24, the provisions of Section 4.3.1(h) of the AMRI-SA License Agreement shall be inapplicable to this computation.

(b)
The royalty rate under Section 2.1 of the Second Supplemental Agreement, dated as of August 1, 2001, between the Parties (the “Second Supplemental Agreement”) shall be [*****]% of the Net Sales Revenue from Sales of Allegra D-24 Product in the Territory by sanofi-aventis U.S., its Affiliates or Sublicensees until the date, if ever, that the U.S. Patent No. 5,578,610 is subject to a final adjudication, by a court of competition jurisdiction of invalidity and/or unenforceability or until said Patent expires, as more explicitly set forth in the Second Supplemental Agreement (or for any Albany Patent containing a Substantially Pure Claim in the U.S., for the period set forth under Section 4.3.1(d) of the AMRI-SA License Agreement).  Solely for purposes of computing royalties on Sales of Allegra D-24, the provisions of Section 4.3.1(h) of the AMRI-SA License Agreement shall be inapplicable to this computation.

If either or both Settlement Agreements’ Effective Date (as defined therein) has not occurred as of January 1, 2009, then the provisions of this Section 4.4 shall not be effective until the both Settlement Agreements Effective Dates have occurred (the later to occur), and then the provisions of this Section 4.4 shall have effectiveness retroactively to January 1, 2009.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*****] denotes omissions.

4.5	Sanofi-aventis U.S. shall require Barr Laboratories, Inc. and Teva Pharmaceuticals USA, Inc. to maintain records and permit audits as set forth in the Sublicense Agreements, a copy of which has been delivered to AMRI, and notwithstanding anything in Section 9.2 of the AMRI-SA License Agreement, AMRI hereby consents to the audit provisions set forth in the Sublicense Agreements.

5.            Antitrust Indemnification

In addition to the indemnities provided under the AMRI-SA License Agreement,  at sanofi-aventis U.S.’s cost and expense, sanofi-aventis U.S. agrees to defend AMRI, its Affiliates and their respective directors, officers, employees and agents (collectively, the “AMRI Indemnitees”) against and shall indemnify and hold harmless the AMRI Indemnitees from and against any losses, costs, damages, fees and/or expenses (including reasonable attorneys’ fees) (“Losses”) whatsoever arising out of any claim, action, lawsuit, government investigation, regulatory review or other proceeding that relate to alleged antitrust law violations arising out of this Agreement or the Settlement Agreements (a “Claim”).  AMRI shall provide prompt notice of any such Claim.  Sanofi-aventis U.S. shall have the right to control the defense of any such suit brought against sanofi-aventis U.S. or any of its Assignees, Affiliates, or Sublicensees and shall do so at its own expense. sanofi-aventis U.S. shall have the right to require AMRI's reasonable cooperation in any such suit, upon written notice to AMRI, and AMRI shall have the obligation to participate as requested by sanofi-aventis U.S. and sanofi-aventis U.S. shall bear the costs of AMRI’s participation. Sanof-aventis U.S. shall have the right to enter into any settlement, provided that it is indemnifying for AMRI’s Losses under any such settlement.

6.	Termination.

The obligations hereunder shall terminate immediately upon and contemporaneously with the termination or expiration of both Sublicense Agreements (the later to occur) for any reason, and the obligations under the AMRI-SA License Agreement shall continue in full force and effect as in effect immediately prior to entering into this Agreement.    In the event that the Sublicense Agreement relating to the Allegra Single-Entity shall terminate, but not the Sublicense Agreement relating to Allegra D-12, then the provisions of Section 4.2 and 4.4 hereof shall terminate contemporaneously.    In the event that the Sublicense Agreement relating to the Allegra D-12 shall terminate, but not the Sublicense Agreement relating to Allegra Single-Entity, then the provisions of Section 4.3 and 4.4 hereof shall terminate contemporaneously.

7.	Confidential Information.

This Agreement shall be deemed Confidential Information under the AMRI- SA License Agreement, and shall be treated accordingly.  Should AMRI need to file the terms hereof with the Securities and Exchange Commission, it will provide sanofi-aventis U.S. with notice of the filing and an opportunity to comment, and will request confidential treatment for the financial terms hereof and any other terms or recitals that sanofi-aventis U.S. may reasonably request.  This provision is binding upon execution hereof, without respect to the Effective Date.

8.            Joint Agreement/Consent of AMRI

AMRI, Inc. together with its wholly-owned subsidiary, AMR Technology, Inc., which is the holder of the Licensed Patents, amongst other things, jointly make the agreements hereunder.

9.            Severability.

If any of the provisions of this Agreement are found or deemed by a court to be invalid or unenforceable, they shall be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

[Signature page follows]

           IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

SANOFI-AVENTIS U.S. LLC.

By:        /s/ Hugh O'Neill ___________

Name:        Hugh O'Neill ____________

Title:  _ Vice President of Market Access and Business Development

By: ___/s/ Laurent Gilhodes _________

Name: _    Laurent Gilhodes _________

Title:         Chief Financial Officer ____

ALBANY MOLECULAR RESEARCH INC.

By:       /s/ Thomas D’Ambra     _______

Name: ___Thomas D’Ambra     _______

Title:         Chief Executive Officer_____

AMR TECHNOLOGY, INC.

By:       /s/ Thomas D’Ambra     _______

Name: __ Thomas D’Ambra     _______

Title:         President                        ____